Exhibit 99.1
DRAFT NEWS
Anadarko Closes New $8 Billion Credit Facility
HOUSTON, April 10, 2007 – Anadarko Petroleum Corporation (NYSE:APC) today announced the closing and funding of its previously announced new credit facility. Due to recent asset sale closings and associated continuing debt reduction, the facility size and initial funding amount was reduced to $8 billion rather than the full $10 billion offered by the arranging institutions.
     The facility replaces the company’s $24 billion acquisition facility, effectively extending the maturity of the remaining debt outstanding under that facility from August 10, 2007 to March 31, 2008. The acquisition facility was used to finance the 2006 acquisitions of Kerr-McGee Corporation and Western Gas Resources, Inc. As part of its portfolio optimization activity, the company has been using proceeds from asset sales to reduce the initial $22.5 billion of borrowings under the original facility.
     UBS Investment Bank, Credit Suisse and Citi, the arrangers of the original acquisition facility, were also the arrangers for the new $8 billion credit facility.
     Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2006, the company had 3.0 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. In August 2006, Anadarko acquired Kerr-McGee Corporation and Western Gas Resources, Inc. in separate transactions.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2006 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Susan Richardson, susan.richardson@anadarko.com, 832.636.1537
Investors:
John Colglazier, john.colglazier@anadarko.com, (832) 636-2306